Exhibit 10.12
EXECUTIVE EMPLOYMENT AGREEMENT
FOR
SAMUEL M. INMAN, III
          This Executive Employment Agreement (this “Agreement”) is made and entered into as of the 1st day of May, 2010 (the “Effective Date”), by and between SAMUEL M. INMAN, III (“Executive”) and COMARCO, INC., a publicly held California corporation headquartered in Lake Forest, California (“Company”). Executive and Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. Executive is currently employed by the Company as President and Chief Executive Officer. Executive has until now served in this capacity without the benefit of a written employment agreement.
     B. The Company desires to enter into this Agreement in order to obtain the necessary continued leadership and senior management skills that are important to the success of the Company.
     C. The Parties wish to define and memorialize in writing the terms and conditions of their employment relationship, as set forth below.
     NOW, THEREFORE, for and in consideration of the mutual undertakings hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:
     1. Definitions. For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings therein indicated.
          1.1 “Change of Control” shall mean, except as otherwise agreed to in writing by the parties, the occurrence of any of the following events after the Effective Date:
               (a) a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or
               (b) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange

Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of Company’s outstanding securities, other than (i) Company or an entity controlling, controlled by or under common control with Company (an “Affiliate”), (ii) an employee benefit plan of Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or
               (c) over a period of 36 consecutive months or less, there is a change in the composition of the Company’s Board of Directors (the “Board”) such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.
          1.2 “Confidential Information” shall mean Company’s confidential and proprietary business information, including but not limited to information about Company’s products, services, the identity of its customers, contracts, fees, prices, costs, business affairs, marketing, accounting, financial statements, employees, research, inventions, data, software, and any other confidential and proprietary business information of any kind, nature or description, tangible or intangible, in whatever form.
          1.3 “Good Cause” shall mean Executive’s (i) illegal and/or criminal conduct resulting in an indictment for a felony or which otherwise involves moral turpitude, (ii) dishonesty with respect to Company’s business, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) habitual neglect of his duties, (v) willful and continuing refusal or material failure to perform his duties under this Agreement, (vi) conduct materially detrimental to the reputation of Company, including but not limited to, the use or possession of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude and the like, (vii) misrepresentation or concealment of a material fact or facts for purposes of securing employment with Company, (viii) conduct that constitutes unlawful harassment, discrimination or retaliation, (ix) material breach of any terms of this Agreement, and/or (x) material violations of Company’s employment policies, all as determined by the Board.
          1.4 “Material Change” shall mean (i) a material reduction or diminution in Executive’s title, position, duties or responsibilities that constitutes or would generally be considered to constitute a demotion of Executive; (ii) Executive’s annual salary (as in effect immediately prior to the reduction) is reduced other than as agreed to in writing by Executive; (iii) a relocation by Company of Executive’s principal work site to a facility or location more than thirty (30) miles from Executive’s principal office location prior to the consummation of a Change of Control; or (iv) a breach by Company or any successor entity of any of its material obligations to Executive under this Agreement. Material Change shall not mean or include (i) any change in Executive’s title, duties, responsibilities or the terms or amount of his compensation that are agreed to in writing by Executive, (ii) a decision by Company not to have its stock publicly traded or to otherwise become a privately held company, (iii) a reduction in

Executive’s annual salary if such reduction is agreed to in writing by Executive or is otherwise made pursuant to the second sentence of Section 6.1 below, or (iv) a termination of Executive’s employment by Company coupled with an offer to immediately rehire Executive by a buyer or successor entity as part of a disposition of assets constituting a Change of Control where the buyer or successor entity expressly assumes this Agreement and Company’s obligations hereunder.
          1.5 “Severance Benefit Term” shall mean the time period during which, if Executive’s employment is terminated by Company without Good Cause or if Executive has Good Reason to terminate this Agreement, Executive shall be entitled to receive the Severance Pay and Severance Equity Incentive. The Severance Benefit Term shall be a period of three years commencing on the Effective Date; provided, however, that the Severance Benefit Term shall automatically be extended for a fourth year unless, prior to the expiration of the first three years, the Company gives Executive written notice of its election not have the Severance Benefit Term extended for such fourth year.
          1.6 Severance Equity Incentive” shall mean the acceleration pursuant to Schedule 1.6, in certain circumstances, of the vesting of any of the remaining unvested stock option rights held by Executive set forth in such Schedule to the extent such option rights remain unvested on the Termination Date or as set forth in Section 11 of this Agreement if acceleration is occurring pursuant to Section 11 of this Agreement. The terms and conditions of such accelerated vesting, and the time frame in which such options, once vested, can be exercised, shall be as set forth in Schedule 1.6 attached hereto and by this reference made a part hereof.
          1.7 “Severance Cash Payment” shall mean an amount equal to one and one-half times the amount of Executive’s then annual cash salary and Executive’s then annual “target” cash performance bonus for the year in which the termination giving rise to Executive’s right to receive Severance Pay occurs. The Severance Cash Payment shall be less applicable withholdings and shall be paid in twelve (12) equal monthly installments in accordance with and on the terms of Section 9 below.
          1.8 “Severance Pay” shall mean and consist of (i) the Severance Cash Payment, and (ii) the payment of such amounts on Executive’s behalf as are needed to continue Executive’s medical insurance coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Company’s group medical plan in effect as of the Termination Date until the earlier of the date (x) that is eighteen (18) months after the Termination Date or (y) when Executive is eligible to receive comparable medical insurance coverage in connection with new employment, less applicable withholdings. During the period that Company is providing COBRA payments pursuant to clause (ii) above, Executive shall be obligated to continue to pay the same amount (if any) for such medical insurance coverage that he would have had to pay had he continued to be a Company employee.
          1.9 “Termination Date” shall mean Executive’s last day of employment with Company. For avoidance of doubt, the Termination Date will be deemed not to have occurred unless Executive’s last day of employment also constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A.

     2. Term. This Agreement shall commence and become effective on the Effective Date and shall continue in effect until this Agreement, and Executive’s employment, is terminated in accordance with the provisions of Sections 9, 10 or 11 below.
     3. Employment. Company shall continue to employ Executive, and Executive accepts continued employment with Company, as of the Effective Date. Executive shall work out of Company’s offices located in Lake Forest, California, or at such other locations designated by Company from time to time.
     4. Position and Duties. Company shall continue to employ Executive as President and Chief Executive Officer of the Company. Executive shall also, if reasonably requested by the Board, serve as the President and Chief Executive Officer and/or as a member of the board of directors of any subsidiary of the Company. Executive’s position is a full-time exempt, salaried position. Executive shall report directly to the Board in this position. Executive shall devote his full time, efforts, abilities, and energies to promote the general welfare and interests of Company and any subsidiaries and related enterprises of Company. Executive shall loyally, conscientiously, and professionally do and perform all duties and responsibilities of his position, as well as any other duties and responsibilities as may reasonably be assigned by the Board. Executive will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in Company’s employee handbook, as well any others that Company may establish. Executive shall strictly adhere to all applicable state and/or federal laws and/or regulations relating to his employment with Company.
     5. Representations by Executive. Executive represents that he has not entered into any agreements, understandings, or arrangements with any person or entity that Executive would breach as a result of, or that would in any way preclude or prohibit Executive from entering into, this Agreement with Company or performing any of the duties and responsibilities provided for in this Agreement. Executive represents that he does not possess any confidential, proprietary business information belonging to any other entity, and will not use any confidential, proprietary business information belonging to any other entity in connection with his employment with Company. Executive represents that he is not resigning employment or relocating any residence in reliance on any promise or representation by Company regarding the kind, character, or existence of his work for Company, or the length of time such work will last, or the compensation therefor.
     6. Compensation and Benefits.
          6.1 Salary and Bonus. Commencing as of the date of this Agreement and continuing until changed in accordance with the next sentence, Executive shall be paid a fixed annual cash salary in the amount of Three Hundred Sixty Thousand and No/100 Dollars ($360,000.00). Such annual salary is subject to increase (but not decrease) in the sole discretion of the Company and shall be payable in approximately equal bi-weekly installments in accordance with the Company’s regular payroll practice, less applicable withholding. For the Company’s 2011 fiscal year, Executive shall be eligible to earn quarterly “target” cash performance bonuses of up to Thirty-eight Thousand Seven Hundred Fifty and No/100 Dollars ($38,750), as established by the Board on March 23, 2010, subject to all applicable terms and conditions of the Company’s Executive Incentive Bonus Plan and the terms of the Board action pursuant to which such bonuses may be earned, with the actual amounts of such bonuses being subject to the attainment of applicable measures, metrics and thresholds and the determination of the applicable pay-out schedule, all as determined by the Company’s Compensation Committee and/or Board of Directors. For the period after the Company’s 2011 fiscal year, Executive shall be eligible for consideration for an annual cash performance bonus in accordance with the applicable terms of the bonus plan in effect from time to time as determined by Company’s Compensation Committee and/or Board of Directors.
          6.2 Benefit Plans. During Executive’s employment hereunder, Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in any medical, dental, life, disability and vision insurance, 401(k), and other employee benefit plans, if any, made available by Company to its senior executive officers, all in accordance with Company’s policies concerning such plans.
          6.3 Paid Vacation. Executive shall be entitled to twenty (20) business days of paid vacation per year earned on a prorated basis, subject to the terms and conditions of Company’s vacation policy.
          6.4 Withholdings. Anything to the contrary notwithstanding, any and all payments or benefits made by Company hereunder to Executive or Executive’s estate or beneficiaries shall be subject to tax withholding pursuant to applicable laws or regulations. Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
          6.5 Car Allowance. Company shall provide Executive with a car allowance in the amount of Eight Hundred and No/100 Dollars ($800.00) per month during the term of his employment.
          6.6 Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to Company adopting such conforming amendments to this Agreement as Company deems necessary, in its reasonable discretion, to comply with Section 409A of the Code and avoid the imposition of taxes under such section. If upon Executive’s “separation from service” (within the meaning of Code Section 409A) with Company, Executive is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following Executive’s separation from service, or (ii) ten (10) days after the Company receives written notification of the Executive’s death. Any such delayed payments shall be made without interest.
     7. Reasonable Business Expenses. Subject to compliance with Company’s policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf of Company, and Company shall pay or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of Company or any of its subsidiaries, including but not limited to reasonable expenses for travel, entertainment, service and usage charges for business use of cellular phones, and similar items.
     8. Proprietary Information.
          8.1 Confidential Information. Executive acknowledges that he has been and will be making use of, acquiring and/or adding to the Confidential Information. The Confidential Information is and shall remain the sole and exclusive property of Company. Executive shall not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any Confidential Information to any person or business entity, or remove from the premises of Company any Confidential Information in whatever form, unless and except to the extent required for Executive to perform the essential functions of his position with Company while employed by Company.
          8.2 Non-Disclosure and Invention Agreement. Executive acknowledges his continuing obligations under the Nondisclosure and Invention Copyright Assignment Agreement dated March 10, 2008, the terms of which are incorporated into this Agreement.
          8.3 Unfair Competition. While employed by Company, Executive shall not, directly or indirectly, own an interest in, operate, join, control, participate in, or be an officer, director, agent, independent contractor, partner, shareholder, or principal of any person or business entity which, directly or indirectly, competes with Company. While employed by Company, Executive shall not (1) undertake the planning of or organization of any business activity competitive with Company’s business, or combine or conspire with other employees or any third party for the purpose of organizing any such competitive business activity, (2) interfere with or disrupt, or attempt to interfere with or disrupt, any business relationship, contractual or otherwise, between Company and any other party, including clients or prospective clients, suppliers, agents or employees of Company, and/or (3) solicit, induce or influence, or seek to induce or influence, any customer or prospective customer of Company for the purpose of promoting or selling any products or services competitive with those of Company, directly or indirectly, or by action in concert with others.
          8.4 Solicitation. While employed by Company, and for a period of one (1) year after termination of this Agreement for whatever reason, Executive shall not, directly or indirectly, solicit, induce or influence, and/or seek to induce or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by Company to terminate his or her employment or engagement with Company for any reason.
          8.5 Injunctive Relief. Executive acknowledges that the violation of any provision of Section 8 of this Agreement would cause substantial injury to Company and that Company would not have entered into this Agreement without such restrictions. In the event of violation of any such provision, Company shall be entitled, without bond of any kind, to injunctive relief and an accounting of profits, compensation, remuneration or other benefits received by Executive, in addition to any other contractual, legal or equitable rights, damages or remedies available.
          8.6 Survivorship. Executive agrees that his obligations under Section 8 of this Agreement shall survive the termination of the Agreement for any reason.
          8.7 Notification to Subsequent Employer. If, following termination of Executive’s employment with Company, Executive accepts other employment or enters into a business relationship with any business or entity that competes with Company, Executive expressly authorizes and consents to Company informing such competing business of the terms of Section 8 of this Agreement by written notice.
     9. Termination by Company.
          9.1 Company’s Termination Right. Company shall have the right to terminate the employment of Executive at any time, with or without Good Cause, by notice in writing to Executive, and in the event of such termination Company shall have no obligation to pay any severance benefits to Executive except as expressly otherwise provided in this Section 9 or elsewhere in this Agreement.
          9.2 Termination by Company Without Good Cause. If this Agreement is terminated by Company without Good Cause during the Severance Benefit Term, Executive shall be entitled to receive the Severance Pay and Severance Equity Incentive, subject, however, to the condition that Executive execute and deliver to Company, and not revoke, a separation agreement (which shall include, without limitation, a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, and a covenant not to sue and general release of claims) in a form prescribed by Company (the “Separation Agreement”) and that Executive remain in full compliance with the Separation Agreement. The Severance Cash Payment shall be made to Executive in twelve (12) equal monthly installments, with the first installment due not later than ten days after the effectiveness of Executive’s release of claims under the Separation Agreement. For purposes of this Section 9.2, termination of this Agreement during the Severance Benefit Term as the result of the approval by the security holders of the Company of any plan or proposal for the liquidation or dissolution of the Company shall be deemed a termination without Good Cause. Furthermore, a termination of Executive’s employment by Company coupled with an offer to immediately rehire Executive by a buyer or successor entity as part of a disposition of assets constituting a Change of Control where the buyer or successor entity expressly assumes this Agreement and Company’s obligations hereunder shall not be deemed to be a termination without Good Cause for purposes of this Section 9.2.
          9.3 Termination by Company With Good Cause. Company shall have the right to terminate this Agreement during the Severance Benefit Term and during the two year period following a Change of Control without any obligation to provide any benefits to Executive other than those provided for in Section 12.2 so long as such termination is for Good Cause; provided, however, that the termination shall not be deemed to have been for Good Cause unless Executive has first been provided with written notice of any misconduct and/or breach constituting Good Cause and given reasonable opportunity (not to exceed thirty (30) days) to cure such misconduct and/or breach, unless such misconduct and/or breach is determined by the Board, in its sole and absolute discretion, not to be susceptible to cure, in which case Executive shall not have any right to cure; and provided further that such 30-day cure period shall only be available for the first such occurrence of misconduct and/or breach of the same or substantially similar type, and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Good Cause without regard to Executive’s subsequent cure of same.
          9.4 Disability. In the event of Executive’s Disability, Company shall thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the Termination Date shall be the date of such written notice to Executive. In the event of termination under this Section, Executive shall not be entitled to receive any severance or other benefits except the Severance Equity Incentive and those benefits provided in Section 12.2. Executive’s receipt of the Severance Equity Incentive shall be conditioned on his timely execution and non-revocation of a Separation Agreement and his full compliance with the same. As used herein, Executive’s “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s position, even with reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive is entitled under applicable law. A physician selected by Company shall determine if Executive has sustained a “Disability” for purposes of this Agreement.
          9.5 Death. In the event of Executive’s death, this Agreement shall terminate automatically and neither Executive nor his estate shall be entitled to receive any severance or other benefits except the Severance Equity Incentive and those benefits provided for in Section 12.2 of this Agreement. The receipt by the Executive’s estate of the Severance Equity Incentive shall be conditioned on the estate’s timely execution and non-revocation of a Separation Agreement and its full compliance with the same.
     10. Termination by Executive.
          10.1 Executive’s Termination Right. Executive shall have the right to terminate this Agreement at any time for any reason by notice in writing to Company, but in the event of the exercise of such termination right, Executive shall not be entitled to receive any severance benefits except as otherwise provided in this Section 10 or elsewhere in this Agreement.
          10.2 Termination by Executive for Good Reason. If Executive suffers or experiences a Material Change during the Severance Benefit Term, Executive shall have the option to terminate this Agreement for Good Reason (such termination being for “Good Cause” or otherwise referred to herein as a “Good Reason Termination”) subject to and in accordance with the following terms:
               (a) Executive shall provide Company with written notice of the occurrence of the Material Change (“Notice of Material Change), describing in detail the basis and underlying facts supporting Executive’s belief that a Material Change has occurred, within sixty (60) days after the date that such Material Change first occurs. Company shall have thirty (30) days after the receipt of the Notice of Material Change to cure such event if it so chooses. Executive’s Good Reason Termination shall only be effective if Executive has provided the Notice of Material Change within such 60-day period and Company has not cured or remedied such event within thirty (30) days after its receipt of such Notice. The first day following the expiration of such 30-day period without a cure or remedy of the Material Change shall be deemed the Termination Date. If Executive fails to timely provide the Notice of Material Change to the Company, Executive shall be deemed to have consented to and waived the Material Change.
               (b) If Company timely cures or remedies the Material Change, then Executive shall have no right to effectuate a Good Reason Termination and he shall remain employed by Company subject to the terms of this Agreement unless he elects to voluntarily terminate his employment with Company under the terms of Section 10.1 above. If Company fails to timely cure or remedy the Material Change, then effective as of the Termination Date, this Agreement shall terminate and, subject to Executive’s compliance with Section 10.2(c) and provided that the Material Change occurred during the Severance Benefit Term, Executive shall be entitled to receive the Severance Pay and Severance Equity Incentive.
               (c) As a condition of receiving the Severance Pay and Severance Equity Incentive, Executive shall be required to (i) execute and deliver to Company, and not revoke, a Separation Agreement within a time period prescribed by the Company, which time period shall in no event extend more than fifty (50) days past the Termination Date, and (ii) remain in full compliance with such Separation Agreement. Company shall provide Executive with the Separation Agreement within five (5) days after the Termination Date. The Severance Cash Payment shall be made to Executive in twelve (12) equal monthly installments, with the first installment due not later than ten days after the effectiveness of Executive’s release of claims under the Separation Agreement.
     11. Change of Control.
               11.1 Change of Control in Which Company Survives. A Change of Control that does not terminate the corporate existence of the Company and does not otherwise terminate the stock options in favor of Executive described in Schedule 1.6 (the “Options”) shall not entitle Executive to any benefit or compensation except as otherwise provided in Section 11.3.
               11.2 Change of Control in Which Company Disappears. If the Change of Control is structured as a merger in which the Company is not the surviving entity or in some other manner that terminates the corporate existence of the Company or otherwise terminates the Options, and if the unexercised outstanding portions of the Options are not assumed or replaced with comparable substitute options (“Replacement Options”), then Executive shall receive the Severance Equity Incentive as of the date that the event constituting a Change of Control occurs even if Executive’s employment is not terminated. If, on the other hand, the Options are assumed by the surviving or acquiring entity or Executive receives Replacement Options in connection with such merger or other Change of Control, then Executive shall not, as a result of such Change of Control, be entitled to receive the Severance Equity Incentive or any other benefit or compensation except as otherwise provided for in Section 11.3. In the event the Options are replaced with Replacement Options, the reference in Section 1.6 to “options” shall mean and refer to the Replacement Options.

               11.3 Termination Following Change of Control. If there is a Change of Control during the term of this Agreement and if, in connection with or, during the two year period following such Change of Control, this Agreement is terminated by Company or any successor entity without Good Cause or if during such two year period there is a Good Reason Termination initiated by Executive, then in such event Executive shall be entitled to receive the Severance Pay and the Severance Equity Incentive (if not previously received), subject, however, to (i) Executive executing and delivering to Company, and not revoking, a Separation Agreement within a time period prescribed by the Company, which time period shall in no event extend more than fifty (50) days past the Termination Date, and (ii) remaining in full compliance with such Separation Agreement. The Severance Cash Payment shall be made to Executive in twelve (12) equal monthly installments, with the first installment due not later than ten days after the effectiveness of Executive’s release of claims under the Separation Agreement.
               11.4 Termination of Employment Followed by Rehiring. The termination of Executive’s employment by Company coupled with an offer to immediately rehire Executive by a buyer or successor entity as part of a disposition of assets constituting a Change of Control where the buyer or successor entity expressly assumes this Agreement and Company’s obligations hereunder shall not be deemed a termination of Executive’s employment for purposes of this Agreement.
     12. Provisions Applicable to All Terminations.
          12.1 Resignation from Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned from the Board and from all positions with Company and any of its subsidiaries or affiliates, whether as an employee, director, officer or otherwise, as of the Termination Date. Executive shall, if requested by Company, execute and deliver written resignations from such positions, separate and apart from this Agreement, in such form and upon such terms as Company may reasonably request.
          12.2 Unpaid Cash Compensation; Accrued Vacation; Company Property. Upon termination of Executive’s employment for any reason, and in addition to any severance benefits to which Executive might be entitled under Sections 9, 10 or 11 of this Agreement, Executive shall receive all cash compensation, accrued vacation, payment of valid unreimbursed expenses, and vested benefits earned by Executive as of the Termination Date, as required by law. Executive agrees and provides his express authorization for Company to deduct any amounts Executive owes Company against any amounts Company owes Executive hereunder, including deductions from Executive’s final paycheck. On the Termination Date, or at any other time as required by Company, Executive shall immediately surrender to Company all Company property, including but not limited to Confidential Information, keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of Company. Executive shall submit any requests for reimbursement of business expenses to Company not later than thirty (30) days after the Termination Date.
          12.3 Payment Upon Termination. In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement would (i) constitute a “parachute payment” within the meaning of the Code, or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the payments and benefits to which Executive shall be entitled to receive pursuant to this Agreement shall be either: (i) provided to Executive in full, or (ii) provided to Executive in whatever lesser extent will result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by Company (the “Accountant”). Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection. Executive agrees to fully cooperate with the Accountant and provide any documentation or other information reasonably requested by the Accountant.
     13. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the Parties set forth below, or to such other address as shall be furnished by notice hereunder by any such Party, as follows: (i) if to Company: Comarco, Inc., 25541 Commercentre Drive, Lake Forest, CA 92630-8870, Attn: Chairman of the Board; or (ii) if to Executive: One Sunridge, Laguna Niguel, CA 92677. No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.
     14. Arbitration. Any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the Parties, the terms or conditions of employment, or the termination of the employment relationship, including arbitrability, that are not resolved by the Parties’ mutual agreement shall be resolved by final and binding arbitration as the exclusive remedy in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at the time arbitration is initiated.
          14.1 Waiver. THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.
          14.2 Commencement. Either Party may commence the arbitration process by filing a written demand for arbitration with JAMS and sending a copy to the other Party.
          14.3 Arbitrator. The arbitration shall be conducted by one neutral arbitrator selected by the Parties from a list of arbitrators provided by JAMS, or its successor, in Orange County, California. If the Parties are unable to agree upon an arbitrator from the list provided, the Parties shall alternate in striking names of arbitrators from the list until one is left who shall be the arbitrator.
          14.4 Counsel. The Parties shall be entitled to be represented by counsel in the arbitration proceeding.

          14.5 Authority. The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the Parties had the matter been heard in court. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs in accordance with applicable law.
          14.6 Cost. Executive shall not be required to pay any cost or expense of the arbitration that he or she would not be required to pay if the matter had been heard in court.
          14.7 Decision. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the Parties agree otherwise. Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law.
          14.8 Provisional Remedies. Nothing in this Agreement shall prohibit or limit the Parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction.
          14.9 Violation. Should either Party initiate litigation in a court in violation of this Agreement, the Party who successfully compels arbitration shall be entitled to recover attorney’s fees and costs incurred in compelling arbitration from the Party who violated this Agreement, and a court may require the payment of such attorney’s fees and costs as part of its order compelling arbitration. If the court declines to order the payment of the attorney’s fees and costs to the Party who successfully compels arbitration, then the Parties agree that the arbitrator shall have the authority to make such an order.
     15. Stock Option Agreements. To the extent that any of the terms of this Agreement conflict with any of the terms of that certain Stock Option Agreement dated as of July 17, 2007, or that Stock Option Agreement dated as of November 12, 2008, both between the Company and Executive (collectively the “Stock Option Agreements”), this Agreement shall supersede and be deemed to amend such Stock Option Agreements, subject to maintaining compliance with Code Section 409A. If requested by either Party, the Parties shall enter into separate amendments to the Stock Option Agreements so that the terms thereof conform to the terms of this Agreement.
     16. Miscellaneous.
          16.1 Assignment. Company shall have the right to assign this Agreement, as well as its rights and obligations hereunder, to any corporation or other entity with or into which Company may hereafter merge or consolidate, or to which Company may transfer all or substantially all of its assets, provided such corporation or other entity assumes all of Company’s obligations hereunder. Executive shall not have the right to assign this Agreement, in whole or in part, because it is a contract for personal services.
          16.2 Severability. It is the desire and intent of the Parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any one or more of the provisions of this Agreement are held to be invalid, illegal, or unenforceable by an arbitrator or by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.
          16.3 Amendment. This Agreement may not be changed, modified or terminated except in writing and signed by both Executive and the Chairman of the Board of the Company.
          16.4 Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.
          16.5 Interpretation of Agreement. This Agreement shall be construed in accordance with its fair meaning as if prepared by all Parties hereto, and shall not be interpreted against either Party on the basis that it was prepared by one Party or the other.
          16.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes any and all other agreements, whether oral or written, express or implied, between the Parties hereto with respect to such subject matter.
          16.7 Governing Law. This Agreement shall be governed by, and enforced, interpreted and construed, under the laws of the State of California, without regard to any of the choice of law principles of such jurisdiction.
          IN WITNESS WHEREOF, the Parties acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it as of the date first written above.

/s/ Samuel M. Inman
Samuel M. Inman

COMARCO, INC., a California corporation
By:	/s/ Robert J. Majteles
Robert J. Majteles
Chairman of the Board

SCHEDULE 1.6
ACCELERATED OF VESTING OF STOCK OPTIONS
          This schedule (“Schedule”) is a schedule to the Executive Employment Agreement dated as of May 1, 2010 (the “Agreement”), by and between Samuel M. Inman (“Executive”) and Comarco, Inc. (“Company”). Unless otherwise defined or unless the context otherwise requires, capitalized terms used in this Schedule shall have the same meaning as capitalized terms used in the Agreement.
          Under the terms of a stock option agreement dated July 17, 2007 (the “July 17 Option Agreement”), Executive was granted a time based option to purchase 15,000 shares of the common stock of Company for an exercise price of $6.91 per share (the “First Option”). The July 17 Option Agreement provides for the First Option to become exercisable (vested) as to 3,750 shares on July 17, 2008, as to 3,750 shares on July 17, 2009, and as to 7,500 shares on January 17, 2010, in each case subject to Executive’s continued employment or other association with Company or its Affiliates (as defined in the Company’s 2005 Equity Incentive Plan). The First Option expires on July 16, 2017, or upon the earlier occurrence of certain events specified in the July 17 Option Agreement.
          Under the terms of a stock option agreement dated November 12, 2008 (the “November 12 Option Agreement”), Executive was granted an option to purchase 350,000 shares of the Company’s common stock for an exercise price of $1.09 per share (the “Second Option”). The vesting of the Second Option as to 210,000 shares is time based, with the Second Option becoming exercisable as to 52,500 shares on November 12 of 2009 and as to 52,500 additional shares on November 12 of each year thereafter until 2012, in each case subject to Executive’s continued employment or other association with Company or its Affiliates. The vesting of the Second Option as to 140,000 shares is performance based, with the Second Option becoming exercisable as to such shares when the daily closing price of the Company’s common stock on the NASDAQ Stock Market has been $5.00 or greater for 90 consecutive calendar days provided that Executive is employed by or associated with the Company or its Affiliates (as defined in the Company’s 2005 Equity Incentive Plan) on such date. The Second Option expires on November 11, 2018, or upon the earlier occurrence of certain events specified in the November 12 Option Agreement.
          The Agreement provides for the acceleration of Executive’s right to exercise both the First Option and the Second Option upon the occurrence of certain events. Such right of acceleration is referred to in the Agreement as the Severance Equity Incentive. The Severance Equity Incentive, when received by or provided to Executive under the Agreement, shall be on the following terms:
     1. Date on Which the Options Shall Vest. The First Option and Second Option shall each vest or become exercisable on the Termination Date or as set forth in Section 11 of the Agreement if acceleration is occurring pursuant to Section 11 of the Agreement (either such date being referred to herein as the “Vesting Date”), with the number of shares for which vesting occurs being as specified in paragraph 2 below.
     2. Shares Subject to Accelerated Vesting. All option rights that vest on a time based formula (meaning all of the option rights granted under the First Option and option rights as to 210,000 shares granted under the Second Option), to the extent not already vested, shall be vested 100% on the Vesting Date. All option rights for which vesting is performance based (meaning the option rights as to 140,000 shares granted under the Second Option) which have not previously vested shall be vested pro rata on the Vesting Date based on the average closing price per share of the Company’s common stock trading on the NASDAQ for the 10 days immediately prior to and including the Vesting Date (the “Average Closing Price”). The number of shares vesting as of such date shall be determined in accordance with and by applying the following formula:

shares vesting	=	P – 1.09	x 140,000
5.00 – 1.09
Where “P” equals the Average Closing Price per share of the Company’s common stock on the NASDAQ Stock Market on the Vesting Date, 1.09 equals the exercise price per share set forth in the November 12 Option Agreement, 5.00 equals the performance target price per share set forth in such Agreement, and 140,000 equals the number of shares subject to performance based vesting as set forth in such Agreement.
          By way of example, if the Average Closing Price of the Company’s common stock on the NASDAQ Stock Market is $2.50 per share on the Vesting Date, the number of the foregoing 140,000 shares vesting as of the Vesting Date shall be 50,486. [2.50-1.09 = 1.41. 5.00-1.09 = 3.91. 1.41/3.91 x 140,000 = 50,846].
     3. Effect of the Issuance of Replacement Options. In the event that prior to the Vesting Date there is a Change of Control transaction in which the Company disappears but the unexercised outstanding portions of the Options are replaced with Replacement Options, the determination of how many shares covered by such Replacement Options shall vest on the Vesting Date shall be done in accordance with paragraph 2 above, except that in applying the formula in paragraph 2 applicable to performance based shares, “P” shall equal the average closing price per share of the stock covered by the Replacement Options (that is, the stock of the surviving or successor entity) on the market on which such stock is traded for the 10 days immediately prior to and including the Vesting Date, and the exercise price per share, the performance target price per share, and the number of shares subject to performance based vesting shall be as specified in the Replacement Options.
     4. Expiration of Options. If the vesting of the Options is accelerated under the Agreement for reasons other than Executive’s death or Disability, the Options must be exercised, if at all, not later than the earlier of the “Expiration Date” as set forth in the applicable option agreement and ninety (90) days after they vest. If the vesting of the Options is accelerated under the Agreement as a result of Executive’s death or Disability, the Options must be exercised, if at all, not later than the earlier of the “Expiration Date” as set forth in the applicable option agreement and one (1) year after they vest. Any Options not timely exercised by Executive shall terminate when the time for exercise expires.
     5. No Effect on Previously Vested Option Rights. The provisions of this Schedule and of the Agreement shall not apply to or alter in any way option rights granted to Executive under the July 17 Option Agreement or under the November 12 Option Agreement that have already vested prior to the occurrence of an event giving rise to Executive’s right to receive the Severance Equity Incentive.